Exhibit 23.2

CONSENT OF AIDMAN, PISER & COMPANY, P.A., INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Star Scientific, Inc. and Subsidiary for the registration of 7,817,273 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2004, except for Note 2, for which the date is March 25, 2004 with respect to the consolidated financial statements of Star Scientific, Inc. included in its Annual Report (Form 10-K), for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

May 7, 2004

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